Kopin Reaches Agreement To Sell, License Certain Assets of SolosTM Products and WhisperTM Audio Technology

WESTBOROUGH, Mass., October 7, 2019 --Kopin Corporation (Nasdaq: KOPN), a leading developer of innovative wearable computing technologies and solutions, announced that it has entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Solos Technology Limited (the “Buyer”). Pursuant to the Purchase Agreement, Kopin Corporation (the Company) sold and licensed to the Buyer certain assets of its SolosTM (“Solos”) product line and WhisperTM Audio (“Whisper”) technology. On August 8, 2019 Kopin announced its intention to spin out these assets to a group of employees and investors.

As consideration for the transaction, the Company received 1,172,000 common shares representing a 20.0% equity stake in the Buyer’s parent company, Solos Incorporation (“Solos Inc.”). Kopin’s 20.0% equity stake will be maintained until Solos Inc. has raised a total of $7.5 million in equity financing. Kopin will also receive a royalty in the single digits on the net sales amount of Solos products for a four-year period, after commencement of commercial production. Kopin’s Hong Kong employees have been offered employment with the Buyer and most are expected to transition to the new company

Under the terms of the Purchase agreement, Kopin also has a non-exclusive, limited, fully paid-up, royalty-free worldwide license, including modification of or improvement or enhancement to the Whisper technology, for enterprise and military customers.

“This transaction is one of the strategic steps we have taken to monetize our intellectual property (IP) and reduce our cost structure,” said Dr. John C.C. Fan, CEO and Chairman of the Board of Kopin. “We are confident that this focus and dedicated funding will increase the commercialization opportunities for both Solos product line and Whisper technology. Kopin will benefit through possible future royalties and appreciation of the equity. In addition, we retain the right to continue utilizing Whisper technology with our military and industrial customers, while reducing our development and personnel costs.”

Dr. Fan concluded, “As a statement of our confidence in the opportunity for Solos and Whisper the outside investors required me and certain members of management to co-invest,, and we are pleased to support the new Company.”

Dr. Fan’s total individual ownership interest is 15.5% (12.3% fully diluted) of Solos Inc. Two of Dr. Fan’s family members have also invested, and collectively hold a 37.1% (29.5% fully diluted) ownership interest in Solos Inc. In addition, one former Kopin employee who joined the Buyer and one current Kopin employee, who is providing 50% of his services to the Buyer (neither of whom is an officer or director of Kopin), have a collective 10.8% (8.6% fully diluted) ownership interest in Solos Inc.

About Kopin

Kopin Corporation is a leading developer and provider of innovative wearable technologies and critical components for integration into wearable computing systems for military, industrial and consumer products. Kopin’s technology portfolio includes ultra-small displays, optics, speech enhancement technology, voice-interface and hands-free control software, low-power ASICs, and ergonomically designed smart headset reference systems. Kopin’s proprietary components and technology are protected by more than 300 global patents and patents pending. For more information, please visit Kopin’s website at www.kopin.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, all statements relating to our expectation that we will benefit through possible future royalties, appreciation of the equity in Solos Incorporation (“Solos Inc.”) and our ability to continue to offer Whisper technology to military and industrial customers while also being able to reduce our current development and personnel expenses. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to the Solos product line and Whisper technology not being successfully commercialized and therefore there may be no future royalties or equity appreciation; our customers may not want Whisper technology; and other risk factors and cautionary statements listed in Kopin’s periodic reports and registration statements filed with the Securities and Exchange Commission, including sections labeled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Kopin’s the Annual Report on Form 10-K for the fiscal year ended December 29, 2018, the sections labeled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Kopin’s Quarterly Report

on Form 10-Q for the period ended June 29, 2019, and Kopin’s subsequent filings with the Securities and Exchange Commission.Words such as “expects,” “intends,” “would,” “may” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. Forward-looking statements are based on Kopin’s current expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements.

Kopin Corporation
Richard Sneider, 508-870-5959
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com

or

Market Street Partners
Joann Horne, 415-445-3233
JHorne@marketstreetpartners.com